Exhibit 99.1

Atkore Inc. Announces Third Quarter 2021 Results

•Net sales of $853.7 million, up 121.8% versus prior year
•Diluted earnings per share increased by $3.15 to $3.64; Adjusted net income per diluted share increased by $3.29 to $3.96
•Net income increased by $151.2 million to $175.3 million; Adjusted EBITDA increased by $210.5 million to $274.3 million
•Full-year Net sales expected to be up 60% compared to fiscal year 2020
•Full-year Adjusted EBITDA outlook increased to $855 million - $875 million; Full-year Adjusted net income per diluted share outlook increased to $12.25 - $12.55

HARVEY, IL. — August 3, 2021 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2021 third quarter ended June 25, 2021.

“Atkore’s outstanding performance continued this quarter, as we delivered record earnings and solid volume growth across the business,” said Bill Waltz, Atkore President and Chief Executive Officer. “We are continuing to benefit from strong demand and outstanding execution amidst industry supply constraints. Atkore’s focus on delivering for our customers has enabled us to grow our business, expand margins and deliver value to our shareholders and customers. The volume growth was across many product categories, and we are optimistic about the continued end market demand across multiple verticals. During the quarter, we also successfully refinanced our debt and repurchased $75 million of Atkore common stock, further strengthening our balance sheet and demonstrating our diligent approach to deploying capital.”

Waltz continued, “Given current market dynamics and our strong performance year-to-date, we are raising our fiscal year 2021 outlook for Adjusted EBITDA to $855-$875 million. We expect these favorable market dynamics to continue and combined with our strategic investments, we are also raising our perspective on fiscal 2022. Looking ahead, we will continue to invest in new products, marketing and business development to help improve Atkore’s position for the future.”

2021 Third Quarter Results

Effective in the first quarter of fiscal 2021, the Company renamed and redefined its reportable segments as “Electrical” and “Safety & Infrastructure.” See Segment Redefinition and Realignment discussion below.

	Three months ended
(in thousands)	June 25, 2021	June 26, 2020	Change	% Change
Net sales
Electrical	$661,163	$272,151	$389,012	142.9%
Safety & Infrastructure	193,492	113,380	80,112	70.7%
Eliminations	(997)	(632)	(365)	57.8%
Consolidated operations	$853,658	$384,899	$468,759	121.8%

Net income	$175,297	$24,078	$151,219	628.0%

Adjusted EBITDA
Electrical	$267,824	$55,549	$212,275	382.1%
Safety & Infrastructure	22,365	14,150	8,215	58.1%
Unallocated	(15,925)	(5,975)	(9,950)	166.5%
Consolidated operations	$274,264	$63,724	$210,540	330.4%

Exhibit 99.1

Net sales increased by $468.8 million, or 121.8%, to $853.7 million for the three months ended June 25, 2021, compared to $384.9 million for the three months ended June 26, 2020. The increase in net sales is primarily attributed to increased average selling prices of $342.8 million which were mostly driven by the PVC electrical conduit and fittings product category within the Electrical segment and increased net sales of $26.7 million due to the acquisitions of Queen City Plastics and FRE Composites Group. Pricing for PVC products, as well as other parts of the business, are expected to return to more normal historical levels over time, but that time is uncertain. The increase in net sales was also driven by an increase in sales volume of $90.9 million across nearly all product categories within both the Electrical and the Safety & Infrastructure segments.

Gross profit increased by $243.5 million, or 254.1%, to $339.3 million for the three months ended June 25, 2021, as compared to $95.8 million for the prior-year period. Gross margin increased to 39.7% for the three months ended June 25, 2021, as compared to 24.9% for the prior-year period. Gross profit increased primarily due to higher average selling prices of $342.8 million, partially offset by higher input costs of steel, copper and PVC resin of $124.0 million.

Net income increased by $151.2 million, or 628.0%, to $175.3 million for the three months ended June 25, 2021 compared to $24.1 million for the prior-year period primarily due to higher gross profit and lower interest expense, partially offset by higher selling, general and administrative costs, income tax expense and loss on extinguishment of debt.

Adjusted EBITDA increased by $210.5 million, or 330.4%, to $274.3 million for the three months ended June 25, 2021 compared to $63.7 million for the three months ended June 26, 2020. The increase was primarily due to higher gross profit.

Diluted earnings per share prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $3.64 for the three months ended June 25, 2021, as compared to $0.49 in the prior-year period. Adjusted net income per diluted share increased by $3.29 to $3.96 for the three months ended June 25, 2021, as compared to $0.67 in the prior year period. The increase in diluted earnings per share and adjusted net income per share is primarily attributed to higher net income.

Segment Results

Electrical

Net sales increased by $389.0 million, or 142.9%, to $661.2 million for the three months ended June 25, 2021 compared to $272.2 million for the three months ended June 26, 2020. The increase in net sales is primarily attributed to increased average selling prices of $290.6 million which was mostly driven by the PVC electrical conduit and fittings category and the metal electric conduit and fittings product categories and increased net sales of $26.5 million from the acquisitions of Queen City Plastics and FRE Composites Group. Pricing for PVC products, as well as other parts of the business, are expected to return to more normal historical levels over time, but that time is uncertain. Additionally, sales volume increased $64.1 million driven by increased volumes across all product categories.

Adjusted EBITDA for the three months ended June 25, 2021 increased by $212.3 million, or 382.1%, to $267.8 million from $55.5 million for the three months ended June 26, 2020. Adjusted EBITDA margins increased to 40.5% for the three months ended June 25, 2021 compared to 20.4% for the three months ended June 26, 2020. The increase in Adjusted EBITDA and Adjusted EBITDA margins was largely due to higher average selling prices in relation to changes in input costs, operational efficiencies and contributions from the acquisitions of Queen City Plastics and FRE Composites Group.

Safety & Infrastructure

Net sales increased by $80.1 million, or 70.7%, for the three months ended June 25, 2021 to $193.5 million compared to $113.4 million for the three months ended June 26, 2020. The increase is primarily attributed to increased average selling prices of $52.2 million driven by higher input costs of steel, and by higher volumes of $26.8 million primarily driven by increases across all product categories.

Adjusted EBITDA increased by $8.2 million, or 58.1%, to $22.4 million for the three months ended June 25, 2021 compared to $14.2 million for the three months ended June 26, 2020. Adjusted EBITDA margins decreased to 11.6% for the three months ended June 25, 2021 compared to 12.5% for the three months ended June 26, 2020. The Adjusted EBITDA increase is primarily due to the price and volume increases discussed above.

Exhibit 99.1

Segment Redefinition and Realignment

During the first quarter of 2021, Atkore made the decision to rename and reorganize its two reportable segments to better reflect each segment’s value proposition and go-to-market approach.

The Electrical Raceway segment, which was renamed as the Electrical segment, manufactures high quality products used in the construction of electrical power systems including conduit, cable, and installation accessories. This segment serves contractors in partnership with the electrical wholesale channel.

The Mechanical Products & Solutions segment, which was renamed as the Safety & Infrastructure segment, designs and manufactures solutions including metal framing, mechanical pipe, perimeter security and cable management for the protection and reliability of critical infrastructure. These solutions are marketed to contractors, original equipment manufacturers and end users.

Effective in the first quarter of fiscal 2021, the Company also implemented the realignment of its segment financial reporting structure such that its domestic cable management and prefabrication modular businesses are now reflected in its Safety & Infrastructure segment. These businesses were previously reflected within the Electrical Raceway segment. Prior year results have been revised for the impact of the realignment for comparability.

Full-Year Outlook

Based on market trends and Atkore’s continued execution, the Company is increasing its outlook for Net sales, Adjusted EBITDA and Adjusted net income per diluted share for fiscal year 2021. The Company expects Net Sales to be up approximately 60%, and Adjusted EBITDA to be in the range of $855 to $875 million. In addition, the Company expects Adjusted net income per diluted share to be in the range of $12.25 - $12.55. This updated outlook reflects Atkore’s expectation that the strong demand and industry supply constraints in the PVC electrical conduit business will continue through the rest of this fiscal year and that they will normalize in the next fiscal year.

In light of these trends and the current environment, the Company is also updating its perspective on fiscal year 2022. The Company expects fiscal year 2022 Adjusted EBITDA to be approximately $500 million - $550 million. The Company notes that this perspective may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Reconciliations of the forward-looking full-year 2021 outlook for Adjusted EBITDA and Adjusted net income per diluted share and full-year 2022 perspective for Adjusted EBITDA are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Conference Call Information

Atkore management will host a conference call today, August 3, 2021, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (833) 968-2233 (domestic) or (825) 312-2056 (international). The call will be available for replay until August 17, 2021. The replay can be accessed by dialing (800) 585-8367 for domestic callers, or for international callers, (416) 621-4642. The passcode for the live call and the replay is 6543529.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the Company’s website at http://investors.atkore.com.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world. With a network of manufacturing

Exhibit 99.1

and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit www.atkore.com.
Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

Investor Contact:
John Deitzer
Vice President - Treasury & Investor Relations
708-225-2124
JDeitzer@atkore.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Exhibit 99.1

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption “Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on November 19, 2020 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, such as the novel coronavirus (“COVID-19”) pandemic; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increases in the complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other risks and factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, interest expense, net, income tax expense (benefit), restructuring charges, stock-based compensation, loss on extinguishment of debt, certain legal matters, transaction costs, and other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment and release of indemnified uncertain tax positions. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, loss on extinguishment of debt, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month (“TTM”) basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Free Cash Flow

We define free cash flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share data)	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Net sales	$853,658	$384,899	$2,004,283	$1,288,001
Cost of sales	514,385	289,086	1,235,970	943,741
Gross profit	339,273	95,813	768,313	344,260
Selling, general and administrative	81,832	46,159	210,250	164,734
Intangible asset amortization	8,707	8,026	25,063	24,210
Operating income	248,734	41,628	533,000	155,316
Interest expense, net	8,090	9,421	24,760	30,605
Loss on extinguishment of debt	4,202	—	4,202	—
Other income, net	(509)	(543)	(8,180)	(2,462)
Income before income taxes	236,951	32,750	512,218	127,173
Income tax expense	61,654	8,672	126,922	29,112
Net income	$175,297	$24,078	$385,296	$98,061

Net income per share
Basic	$3.69	$0.50	$8.08	$2.03
Diluted	$3.64	$0.49	$7.95	$1.99

ATKORE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	June 25, 2021	September 30, 2020
Assets
Current Assets:
Cash and cash equivalents	$397,142	$284,471
Accounts receivable, less allowance for current and expected credit losses of $2,713 and $3,168, respectively	524,857	298,242
Inventories, net	241,022	199,095
Prepaid expenses and other current assets	67,902	46,868
Total current assets	1,230,923	828,676
Property, plant and equipment, net	257,586	243,891
Intangible assets, net	251,312	255,349
Goodwill	201,545	188,239
Right-of-use assets, net	33,512	38,692
Deferred tax assets	1,295	687
Other long-term assets	1,186	2,991
Total Assets	$1,977,359	$1,558,525
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$4,000	$—
Accounts payable	214,618	142,601
Income tax payable	1,918	1,360
Accrued compensation and employee benefits	45,828	32,836
Customer liabilities	65,563	35,802
Lease obligations	11,335	15,786
Other current liabilities	54,683	47,785
Total current liabilities	397,945	276,170
Long-term debt	780,489	803,736
Long-term lease obligations	22,995	24,143
Deferred tax liabilities	48,494	22,525
Other long-term tax liabilities	1,492	1,619
Pension liabilities	36,049	40,023
Other long-term liabilities	12,858	11,899
Total Liabilities	1,300,322	1,180,115
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 46,102,716 and 47,407,023 shares issued and outstanding, respectively	463	475
Treasury stock, held at cost, 290,600 and 290,600 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	501,438	487,223
Retained earnings	211,099	(64,154)
Accumulated other comprehensive loss	(33,383)	(42,554)
Total Equity	677,037	378,410
Total Liabilities and Equity	$1,977,359	$1,558,525

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	June 25, 2021	June 26, 2020
Operating activities:
Net income	$385,296	$98,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,475	55,524
Deferred income taxes	17,939	(1,645)
Stock-based compensation	14,158	9,302
Amortization of right-of-use assets	10,545	10,995
Loss on disposal of property, plant and equipment	71	6,456
Loss on extinguishment of debt	4,202	—
Other non-cash adjustments to net income	(1,035)	4,668
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(217,583)	44,809
Inventories	(32,556)	22,129
Accounts payable	69,353	(45,699)
Other, net	9,756	(48,581)
Net cash provided by operating activities	318,621	156,019
Investing activities:
Capital expenditures	(34,242)	(25,590)
Insurance proceeds for property, plant and equipment	3,117	789
Acquisition of businesses, net of cash acquired	(43,195)	—
Other, net	17	45
Net cash used in investing activities	(74,303)	(24,756)
Financing activities:
Repayments of long-term debt	(812,120)	—
Proceeds from issuance of long-term debt	798,000	—
Payment for debt financing costs and fees	(11,294)	—
Issuance of common stock, net of shares withheld for tax	65	(1,821)
Repurchase of common stock	(110,063)	(15,011)
Other, net	—	(85)
Net cash used for financing activities	(135,412)	(16,917)
Effects of foreign exchange rate changes on cash and cash equivalents	3,765	(452)
Increase in cash and cash equivalents	112,671	113,894
Cash and cash equivalents at beginning of period	284,471	123,415
Cash and cash equivalents at end of period	$397,142	$237,309
Supplementary Cash Flow information
Capital expenditures, not yet paid	$457	$713
Free Cash Flow:
Net cash provided by operating activities	$318,621	$156,019
Capital expenditures	(34,242)	(25,590)
Free Cash Flow:	$284,379	$130,429

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands)	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Net income	$175,297	$24,078	$385,296	$98,061
Interest expense, net	8,090	9,421	24,760	30,605
Income tax expense	61,654	8,672	126,922	29,112
Depreciation and amortization	20,166	18,316	58,475	55,524
Stock-based compensation	3,768	1,656	14,158	9,302
Loss on extinguishment of debt	4,202	—	4,202	—
Other (a)	1,087	1,581	(9,194)	5,833
Adjusted EBITDA	$274,264	$63,724	$604,619	$228,437

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, restructuring costs and transaction costs.

ATKORE INC.
SEGMENT INFORMATION

The following table presents reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	June 25, 2021			June 26, 2020
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$661,163	$267,824	40.5%	$272,151	$55,549	20.4%
Safety & Infrastructure	193,492	22,365	11.6%	113,380	14,150	12.5%
Eliminations	(997)			(632)
Consolidated operations	$853,658			$384,899

	Nine months ended
	June 25, 2021			June 26, 2020
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$1,535,808	$589,923	38.4%	$919,916	$200,901	21.8%
Safety & Infrastructure	470,957	52,810	11.2%	370,018	50,765	13.7%
Eliminations	(2,482)			(1,933)
Consolidated operations	$2,004,283			$1,288,001

ATKORE INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands, except per share data)	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Net income	$175,297	$24,078	$385,296	$98,061
Stock-based compensation	3,768	1,656	14,158	9,302
Intangible asset amortization	8,707	8,026	25,063	24,210
Loss on extinguishment of debt	4,202	—	4,202	—
Other (a)	(863)	984	(11,860)	2,317
Pre-tax adjustments to net income	15,814	10,666	31,563	35,829
Tax effect	(3,954)	(2,667)	(7,891)	(8,957)
Adjusted net income	$187,157	$32,077	$408,968	$124,933

Diluted weighted average common shares outstanding	47,286	47,819	47,513	48,089
Net income per diluted share	$3.64	$0.49	$7.95	$1.99
Adjusted net income per diluted share	$3.96	$0.67	$8.61	$2.60

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.

ATKORE INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	June 25, 2021		March 26, 2021		December 25, 2020		September 30, 2020		June 26, 2020		March 27, 2020
Short-term debt and current maturities of long-term debt	$4,000		$—		$—		$—		$—		$—
Long-term debt	780,489		765,049		764,379		803,736		846,145		845,694
Total debt	784,489		765,049		764,379		803,736		846,145		845,694
Less cash and cash equivalents	397,142		304,469		280,420		284,471		237,309		137,202
Net debt	$387,347		$460,580		$483,959		$519,265		$608,836		$708,492

TTM Adjusted EBITDA (a)	$702,815		$492,274		$385,915		$326,635		$317,249		$342,007

Total debt/TTM Adjusted EBITDA	1.1	x	1.6	x	2.0	x	2.5	x	2.7	x	2.5	x
Net debt/TTM Adjusted EBITDA	0.6	x	0.9	x	1.3	x	1.6	x	1.9	x	2.1	x

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended March 26, 2021 can be found in Exhibit 99.1 to form 8-K filed April 29, 2021 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 25, 2020 can be found in Exhibit 99.1 to form 8-K filed February 2, 2021 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 26, 2020 can be found in Exhibit 99.1 to form 8-K filed August 4, 2020 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 27, 2020 can be found in Exhibit 99.1 to form 8-K filed May 5, 2020 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the year ended September 30, 2020 can be found in Exhibit 99.1 to form 8-K filed November 19, 2020 and is incorporated by reference herein.

ATKORE INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended June 25, 2021:

	TTM	Three months ended
(in thousands)	June 25, 2021	June 25, 2021	March 26, 2021	December 25, 2020	September 30, 2020
Net income	$439,537	$175,297	$124,933	$85,066	$54,241
Interest expense, net	34,217	8,090	8,416	8,254	9,457
Income tax expense	147,506	61,654	38,304	26,964	20,584
Depreciation and amortization	77,421	20,166	19,265	19,044	18,946
Stock-based compensation	17,920	3,768	4,868	5,522	3,762
Loss on the extinguishment of debt	4,475	4,202	—	—	273
Other(a)	(18,261)	1,087	(2,421)	(7,860)	(9,067)
Adjusted EBITDA	$702,815	$274,264	$193,365	$136,990	$98,196

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, restructuring costs and transaction costs.

ATKORE INC.
HISTORICAL SEGMENT INFORMATION
The tables below present Net sales for fiscal years ended 2020, 2019 and 2018 and the quarterly periods of fiscal 2020:

	Net sales
	Fiscal year ended
(in thousands)	September 30, 2020	September 30, 2019	September 30, 2018
Electrical	$1,270,547	$1,390,327	$1,327,437
Safety & Infrastructure	497,523	527,511	509,401
Eliminations	(2,649)	(1,300)	(1,699)
Consolidated operations	$1,765,421	$1,916,538	$1,835,139

	Net sales
	Three months ended
(in thousands)	September 30, 2020	June 26, 2020	March 27, 2020	December 27, 2019
Electrical	$350,631	$272,151	$323,218	$324,547
Safety & Infrastructure	127,505	113,380	133,130	123,508
Eliminations	(716)	(632)	(694)	(607)
Consolidated operations	$477,420	$384,899	$455,654	$447,448

The tables below present Adjusted EBITDA for fiscal years ended 2020, 2019 and 2018 and the quarterly periods of fiscal 2020:

	Adjusted EBITDA
	Fiscal year ended
(in thousands)	September 30, 2020	September 30, 2019	September 30, 2018
Electrical	$292,809	$285,217	$250,853
Safety & Infrastructure	$67,821	$77,407	$55,755

	Adjusted EBITDA
	Three months ended
(in thousands)	September 30, 2020	June 26, 2020	March 27, 2020	December 27, 2019
Electrical	$91,908	$55,549	$77,233	$68,119
Safety & Infrastructure	$17,056	$14,150	$17,888	$18,727